UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CITIGROUP INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To:	Citi Employee Shareholders

From:	Vikram Pandit

Re:	Annual Meeting: Reminder to Vote Your Shares

The 2012 Annual Meeting of Citi shareholders will be held on Tuesday, April 17, 2012, at 9 a.m. (CDT) at the Hilton Anatole, 2201 North Stemmons Freeway in Dallas, Texas. To ensure that your vote is counted, I urge all employee shareholders to vote their shares prior to the Annual Meeting.

While you are of course free to vote any way you wish, we recommend that shareholders vote FOR all director nominations (proposal 1) and proposals 2 through 4, and AGAINST proposals 5 through 8. Additional information about how to vote your shares and the reasons for our recommendations are contained in the proxy materials, which you should have received recently, by either e-mail or regular mail. Additionally, your voting card should have been mailed to your home address. Note that if you have multiple accounts, you may receive more than one card. Please ensure you vote each card you receive.

If you did not receive the annual report and/or proxy statement, you may view them online at http://www.citigroup.com/citi/investor (available from any computer that can access the public internet). You may also request paper copies by e-mailing the Document Service Center docserve@citi.com or calling 1-877-936-2737 or
716-730-8055.